EXHIBIT 10.70

Strictly Private and Confidential - Delivered by Hand

December 27, 2019

Alexandre Macedo
c/o The TDL Group Corp.
130 King Street, West, Suite 300
Toronto, Ontario M5X 1E1

Dear Alex:
We confirm our discussion of today’s date during which you were advised that your employment with The TDL Group Corp. (the “Company”) is being terminated, without cause, effective March 13, 2020 (the “Separation Date”).

You shall be on paid garden leave (“Garden Leave”) commencing on January 1, 2020 and ending at the close of business on the Separation Date. All compensation and benefits currently in effect will continue until the Separation Date. Please note, however, that as of the first day of the Garden Leave, your services will no longer be required at the office or elsewhere unless the Company notifies you otherwise.

This letter agreement (the “Agreement”) sets out the severance package that we are prepared to provide you, to assist you in your transition to new employment.

1.	SEPARATION BENEFITS. In exchange for the releases and covenants set out in this Agreement, we will provide you with the following payments and benefits (the “Separation Benefits”):

(a)
Salary Continuation. The Company will continue to pay your base salary, less applicable deductions and withholdings, on our regularly scheduled pay dates, for a period of nine (9) weeks (the “Salary Continuation”), commencing on March 14, 2020 and ending on May 15, 2020 (the “Salary Continuation Period”).

(b)
Benefit Coverage. Subject to approval by the Company's group benefits provider, we will continue your current benefit coverage, including basic health, dental and life insurance benefits (the “Benefit Continuation”) for a period of one year following the Separation Date. This may require you enroll for COBRA under the Company’s service provider, and you will be required to continue with your employee-paid level of contribution. This Benefit Continuation excludes any disability benefits and out-of-province (state)/out-of-country health coverage that you may have which will cease effective May 15, 2020. If you choose to source alternative benefit coverage and obtain it during the Salary Continuation Period, you must immediately notify us and the Benefit Continuation will cease effective on the date that your new coverage begins (subject to your receipt of all statutory benefits to which you are entitled).

(c)
Pension Contributions. If you are currently a participant in the Company pension plan in Canada, we will continue to deduct your employee contributions, and you will continue to receive employer contributions (in accordance with your pension contribution elections in effect as of the Separation Date), for the duration of the Salary Continuation Period.

(d)	Bonus Payment. You will be eligible to receive a payment under the Company’s Annual Bonus Program for the 2019 performance year (the "Bonus Program"), in accordance with the terms of the Bonus Program. The amount payable to you, if any, will be calculated and paid in accordance with the terms of the Bonus Program. Such amount, if any, will be paid to you on such date in 2020 that bonuses are to be paid to the Company’s existing employees, but in no event later than March 15. Except as provided in the immediately preceding sentence, you will not be eligible to participate in or receive any further bonus or incentive payments after the Separation Date.

(e)
Vacation Pay. You agree that prior to the Separation Date, you will utilize all of your accrued but unused vacation entitlement through May 13, 2020, in accordance with the terms of the Company’s Vacation Policy.

(f)
Equity Plan Benefits. The terms and conditions relating to the treatment of your options and other equity awards in respect of the common stock of Restaurant Brands International Inc. (“RBI”), if any, following the termination of your employment are as described in the applicable RBI equity incentive plan(s), and the award agreements issued to you pursuant to such plan(s) (the “Award Agreements”). Schedule 1 to this Agreement sets out the percentage of equity under the Award Agreements that is scheduled to become vested as of the Separation Date, assuming a termination without cause on the Separation Date. All other information set out in Schedule 1 is for informational purposes only, and in the event of a conflict between such other information and any of your Award Agreements, the applicable Award Agreement shall control. For the avoidance of doubt, the unvested portions of each equity award is automatically forfeited as of the Separation Date. The exercise of options or sale of any common stock of RBI is subject to pre-clearance from the Legal Department for a period of time following the Separation Date.

(g)	Tax Equalization and Preparation.

i.
Tax Equalization. You will be provided tax equalization for the 2019 and 2020 tax years pursuant to the RBI Tax Equalization Policy for International Transferees (the “Equalization Policy”) to help ensure that you do not gain or lose financially due to the different tax and social security implications or consequences of your employment in Canada during such years. Your burden in respect of the foregoing will remain at a similar level as if you were employed solely in Miami, Florida, United States. Notwithstanding anything in the Equalization Policy to the contrary, the Company agrees that income from exercises or settlements of RBI-awarded equity compensation realized following the commencement of your employment with the Company shall be included in the types of income to be included in tax equalization under the Equalization Policy. You acknowledge and agree that you have received the gross amount of CAD$156,637.31 from the Company as a host premium due to your employment in Canada, which amount shall be applied in the equalization calculation to reduce the Company’s obligations under this section 1(g).

ii.
Tax Preparation. The Company will provide tax preparation services pursuant to the Equalization Policy; however, the $500 limit set forth therein shall not apply to you. The section of the Equalization Policy titled “Actual Tax Return Balances” shall not apply to you. Instead, the following shall apply: Upon receipt of the completed tax returns for a given year, you must pay any balance due on the US and Canadian tax returns. Conversely, if the actual returns generate a refund, the Company is entitled to receive the refund. The Company and you agree that a tax equalization settlement reconciliation will be performed to carry out the equalization described in this Agreement. Both balances due and refunds owed will be included as part of the tax equalization settlement.

iii.
Any payments made to you in connection with the foregoing tax equalization settlement shall be made no later than the end of the second taxable year beginning after the taxable year in which your U.S. Federal income tax return is required to be filed (including any extensions) for the year to which the compensation subject to such tax equalization payment relates, or, if later, the second taxable year beginning after the latest such taxable year in which your foreign tax return or payment is required to be filed or made for the year to which the compensation subject to the tax equalization payment relates.

iv.
Any tax credits for taxes paid by the Company or any of its affiliates, which reduced your income tax liability before, during, or subsequent to your employment are owned/utilized by the Company or its affiliate(s), as applicable. After the Separation Date, the Company will determines whether to keep you in the tax equalization program if you have carryover tax credits that may be used in the future, and if so, the Company shall continue to provide tax preparation services and pay for the preparation of your United States income tax return during these years.

(h)	Relocation Costs. The Company will pay or reimburse your relocation costs in the amount of $26,423.90 in connection with your relocation back to the State of Florida.

Except as specifically set out above, all other payments and benefits will cease as of the Separation Date. We further note that this letter constitutes notice of the termination of your employment from the Company, and your employment up until the Separation Date constitutes a notice period for purposes of determining any statutory or common law entitlements. If you resign, retire or, regrettably, leave the employ of the Company through death or disability prior to the Separation Date, or if your employment is terminated for cause prior to that date, no amounts shall be payable pursuant to this offer, with the exception of wages, retirement entitlements and vacation pay accrued to your final date of employment.

2.	Payments; Accord and Satisfaction.

(a)
All payments and benefits under this Agreement shall be subject to applicable tax and employment withholdings. You agree that you are responsible for all applicable taxes and contributions relating to the payments and benefits under this Agreement. You understand and agree that the Company is not providing you with any representations regarding tax obligations or consequences that may arise from this Agreement. Additionally, you agree that, other than as specifically set forth in this Agreement, you are not due any compensation or benefits (including without limitation compensation for unpaid salary, unpaid bonus, commissions, overtime pay, pay in lieu of notice, severance or termination pay, accrued or unused vacation time or vacation pay, or payments or benefits arising from any paid or unpaid leave) arising from or relating to your employment with the Company or the termination of your employment. You further agree that all amounts payable to you hereunder will be net of any amounts already paid to you to date.

(b)
The Separation Benefits (and any other payments contemplated hereunder) will be made by the Company using direct deposit to your bank account using the information currently on file, unless you specifically advise the Company in writing that you do not want payments made via direct deposit or that a different account should be used.

3.
GENERAL RELEASE.    As a condition of receiving the Separation Benefits, you, on your own behalf and on behalf of your successors, heirs, beneficiaries, agents, assigns, and representatives, voluntarily agree to waive and release the Company and its parents, subsidiaries, predecessors, affiliated entities, successors and assigns, together with each of those entities' respective employee benefit plans and programs and the administrators and fiduciaries of such plans and programs, current and former owners, officers, directors, partners, shareholders, employees, agents, representatives, fiduciaries, insurers and reinsurers, franchisees and administrators, both individually or in their business capacity (collectively, the “Releasees”), from any and all claims and actions that you may have as of the date of this Agreement, whether known or unknown, including but not limited to those relating in any way to your employment, or the termination of your employment, with the Company. This includes, but is not limited to, a release of any and all claims of discrimination, harassment, whistle blowing or retaliation in employment including but not limited to any claims under the Age Discrimination in Employment Act of 1967, Older Workers’ Benefits Protection Act and

Title VII of the Civil Rights Act of 1964; any theory of libel, slander, breach of contract (oral or written, express or implied), wrongful dismissal, detrimental reliance, intentional infliction of emotional distress, tort, or any other theory under the common law or in equity; and any actions for uncompensated expenses, severance pay, incentive pay, or any other form of compensation or benefits.

Notwithstanding your release of claims and confidentiality, non-disparagement, and cooperation obligations set forth in this Agreement, you retain the right to file a charge of alleged employment discrimination with the federal Equal Employment Opportunity Commission (EEOC) or a state or local civil rights agency or to participate in the investigation of such charge filed by another person or to initiate or respond to communications with the EEOC or a state or local civil rights agency; however you waive all rights to share in any damages awarded under any class action, EEOC charge, or state civil rights agency complaint or as a result of any federal, state or local administrative agency action.

Additionally, nothing in this Agreement prohibits or restricts you from filing a charge or complaint with the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other securities regulatory agency or self-regulatory authority (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any securities regulatory agency or authority or otherwise participate in any investigation or proceeding that may be conducted by any governmental agency in connection with reporting a possible securities law violation without notice to the Company. This Agreement does not limit your right to receive an award for information provided to the SEC staff or any other securities regulatory agency or authority.

4.
NO OTHER CLAIMS. You affirm that you are not a party to, and have not filed or caused to be filed, any claim, complaint, or action against any of the Releasees in any forum. You agree that you will not make any claims (including any cross-claims, counter-claims, third party claims, actions, or applications) or take any proceedings against any person or corporation who might claim contribution or indemnity against the Releasees. In the event that you commence such a claim, you agree that this Agreement will be raised as an estoppel and complete bar to such claim, and you further agree to fully indemnify the Releasees for all legal costs and disbursements incurred by the Releasees in defending such a claim.

Without limiting the generality of the foregoing, you acknowledge that:

(a)
you have received all amounts owing to you under the Employment Standards Act, 2000, and the payments made to you herein are in full satisfaction of any further entitlements you may have pursuant to the Employment Standards Act, 2000; consequently, you warrant that you have not commenced any complaint and undertake not to commence any complaint under the Employment Standards Act, 2000;

(b)
having knowledge of your rights under the Ontario Human Rights Code, you have no complaint of any kind arising under the Human Rights Code, you have not been subjected to any form of discrimination, you have not commenced an Application/complaint and you undertake not to commence an Application/complaint under the Human Rights Code;

(c)
having knowledge of your rights under the Pay Equity Act, Occupational Health and Safety Act, the Labour Relations Act (Ontario) and Workplace Safety and Insurance Act, you have not commenced any complaint/application and you undertake not to commence any complaint/application in respect of these statues or any other statute relating to your employment or termination thereof;

(d)
you have no known workplace injuries or occupational diseases and you have been provided any and all leave requested under the U.S. Family and Medical Leave Act or related State or local leave or disability accommodation laws; and

(e)	you have not complained of, and are not aware of, any (i) significant violation of U.S. or Canadian securities laws or rules; (ii) breach of the Restaurant Brands International Code of Business Ethics and Conduct; or (iii) any other fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity by the Company or its officers; and you have disclosed to the Company any information you have concerning any conduct involving the Company, any of its affiliates or any of their respective employees that you have any reason to believe may be unlawful.

5.
No Admission of Wrongdoing. By signing this Agreement, you agree that the Releasees do not admit any wrongdoing or violation of any law. The existence and execution of this Agreement shall not be considered, and shall not be admissible in any proceeding, as an admission by the Releasees of any liability, error, violation, or omission.

6.	Restrictive Covenants.

(a)
Non-Disparagement. You agree not to directly or indirectly take any actions or make any statements that criticize, ridicule, disparage or are otherwise derogatory to the Company or any of the Releasees or any of their respective products or services, advertising or marketing programs, financial status or businesses, or that damage or are intended to damage the Company or any of the Releasees in any of their respective business relationships, or encourage the making of such statement or the taking of such actions by someone else.

(b)
Confidentiality. You agree that the terms of this Agreement are confidential and that you will not discuss or disclose the terms and conditions of this Agreement, including but not limited to the Separation Benefits, except to your spouse and/or your legal and financial advisors who have agreed to be bound by the confidentiality obligations set forth herein, or as otherwise required by law.

(c)	Return of Property; Work Product.

i.
Return of Property. You agree to return to the Company all property of the Company and its affiliates (including electronically stored information) by no later than the Separation Date. You agree that you will not retain any physical or electronic copies, duplicates, reproductions or excerpts of such material or documents.

ii.
Work Product. You agree that all of your work product (whether created solely or jointly with others, and including any intellectual property or moral rights therein), given, disclosed, created, developed or prepared in connection with your employment with Company (“Work Product”) constitute “work made for hire” (as that term is defined under Section 101 of the U.S. Copyright Act, 17 U.S.C. § 101) and shall be the exclusive property of the Company. In the event that any Work Product does not vest by operation of law as the sole and exclusive property of the Company, you irrevocably assign, transfer and convey to the Company, exclusively and perpetually, all right, title and interest which you may have or acquire in and to such Work Product throughout the world. The Company and its designees shall have the exclusive right to make full and complete use of, and make changes to all Work Product without restrictions or liabilities of any kind, and you will not have the right to use any such materials. You agree to promptly disclose to the Company the creation or existence of any Work Product and to take whatever additional lawful action may be necessary, and sign whatever documents the Company may require, in order to secure and vest in the Company or its designee all right, title and interest in and to any Work Product and any industrial or intellectual property rights therein (including full cooperation in support of any Company applications for patents and copyright or trademark registrations).

(d)	Non-Disclosure of Confidential Information. You agree that you will not, directly or indirectly,

disclose to any person or in any way make use of (other than for the benefit of the Company or its affiliates), any of the Company’s Confidential Information. “Confidential Information” means confidential, proprietary or commercially sensitive information relating to the Company and its affiliates, members of their respective management or boards, or any third parties who do business with the Company or its affiliates, including franchisees and vendors. Confidential Information includes all of the following, without limitation and regardless of whether past, present, future and/or contemplated: plans; products; new product innovation, new product introduction programs, strategies or marketing plans; services; operations; processes; technology; intellectual property; financial and budgetary information; operational procedures and manuals; site development plans or new store development strategies; models, engineering or architectural plans and designs; analyses, compilations, forecasts, studies and other records relating to the business; accounting methods and procedures; negotiations; contracts; designs; franchisees; customers; suppliers; computer records; building and site plans; strategic plans and initiatives; recipes and proprietary business processes and procedures.

(e)	Non-Solicitation.

(i)    You agree that, for two years after the Separation Date, you will not, directly or indirectly, by yourself or through any third party, whether on your own behalf or on behalf of any other person or entity, (a) solicit or induce or endeavour to solicit or induce, divert, employ or retain, (b) interfere with the relationship or potential relationship of the Company or any of its affiliates with, or (c) attempt to establish a business relationship of a nature that is competitive with the business of the Company or any of its affiliates with, any person or entity that is or was (during the last twelve (12) months of your employment with the Company)) (i) an employee of the Company or any of its affiliates, or (ii) a franchisee of the Company or any of its affiliates (other than the Master Franchisee to the extent permitted in Section 6(f) below).

(ii)    Additionally, you agree that, for two years after the Separation Date, you will not, directly or indirectly, by yourself or through any third party, whether on your own behalf or on behalf of any other person or entity, (a) interfere with the relationship or potential relationship of the Company or any of its affiliates with, or (b) attempt to establish a business relationship of a nature that is competitive with the business of the Company or any of its affiliates with, any person or entity that is or was (during the last twelve (12) months of your employment with the Company) engaged to provide services to the Company or any of its affiliates, including vendors who provide or have provided advertising, marketing or other services to the Company or any of its affiliates.

(f)
Non-Competition. You agree that, for one year after the Separation Date (the “Initial Restriction Period”), you will not directly or indirectly engage in any activities that are competitive with the quick service restaurant business conducted by the Company and its affiliates and you will not, directly or indirectly, become employed by, render services for, engage in business with, serve as an agent or consultant to, or become a partner, member, principal, stockholder or other owner of, any person or entity that engages in the quick serve restaurant business anywhere in the world, provided that you shall be permitted to hold one percent (1%) or less interest in the equity or debt securities of any publicly traded company. You further agree that the Initial Restriction Period will be extended for an additional one year period (i.e., for a total of two years following the Separation Date) for a select group of competitors that operate within the same product segments as affiliates of Restaurant Brands International Inc., which include but are not limited to McDonald’s®, Wendy’s®, Carl’s Jr.®, Jack in the Box®, Hardee’s®, Sonic®, Arby’s®, Kentucky Fried Chicken® (KFC), Chick-Fil-A®, Church’s Chicken®, Dunkin® Donuts, Starbucks® Coffee, Costa Coffee, Panera Bread®, Subway®, Jimmy Johns Gourmet Sandwiches® and Jersey Mikes®.

Notwithstanding the foregoing restrictions, the Company agrees that if the franchisor of the Burger King® brand in the EMEA territory enters into a master franchise agreement with a third party (the

“Master Franchisee”) covering the country of Switzerland and you invest a minimum of $1 million in the Master Franchisee, then your involvement as an investor in and periodic advisor to the Master Franchisee relating to its Burger King® business will not in and of itself constitute a breach of this Section 6(f) or Section 6(g) below, so long as (i) you do not serve on the board of directors or management team of the Master Franchisee or any of its affiliates, (ii) you continue to comply with the confidentiality obligations set forth in Section 6(d) of this Agreement; and (iii) your advice does not involve any act or activity, whether individually or collectively with other franchisees, operators, or persons, that is adverse or contrary to the direct or indirect interests of the Company or its affiliate’s business, financial, or general relationship with any such franchisees and operators as provided in Section 6(g) below.

You agree that the period, scope and geographical areas of restriction imposed upon you by the provisions of this Section 6(f) are fair and reasonable and are reasonably required for the protection of the Company. If the provisions of this Section 6(f) relating to the area of restriction, the period of restriction, or the scope of restriction, shall be deemed to exceed the maximum area, period of time or scope which a court of competent jurisdiction would deem enforceable, said area, period of time and scope shall, for purposes of this Agreement, be deemed to be the maximum area or period of time or scope which a court of competent jurisdiction would deem valid and enforceable.

(g)
Franchisee Activities. In addition to, and not by way of limitation of, any of the covenants set forth elsewhere herein, you agree that you will not, whether on your own behalf or in conjunction with or on behalf of any other person, directly or indirectly, solicit, or assist in soliciting, offer, or entice, consult, provide advice to, or otherwise be involved with, a franchisee of (or an operator under an operating/license agreement with) the Company or any of the Releasees to engage in any act or activity, whether individually or collectively with other franchisees, operators, or persons, that is adverse or contrary to the direct or indirect interests of the Company or its affiliate’s business, financial, or general relationship with such franchisees and operators. Such prohibited activities include but are not limited to the organization or facilitation of, or provision of management services to, an association or organization of franchisees/operators with respect to the business or any other relationship that such franchisees/operators have with the Company or any of the Releasees, including but not limited to any such organization or association that would act as an additional layer of negotiations between the Company or its affiliates and its franchisees/operators.

(h)
Equitable Relief. You acknowledge and agree that a breach by you of this Section 6 will be deemed a material breach of this Agreement and that remedies at law will be inadequate to protect the Company and its affiliates in the event of such breach, and, without prejudice to any other rights and remedies otherwise available to the Company, you agree to the granting in favour of the Company and/or any of its affiliates as applicable of injunctive relief by a court of competent jurisdiction in connection with any such breach or violation without proof of irreparable harm, plus legal fees and costs to enforce these provisions without the requirement of a bond posted during such proceeding.

(i)
Tolling.     If you violate any provision of this Section 6 during a specific time period in which you are prohibited from taking certain actions or from engaging in certain activities, as set forth in such provision, then, such violation shall toll the running of such time period from the date of such violation until such violation shall cease.

(j)
Resignation upon Termination. Once signed by you, this Agreement represents your resignation from all board and board committee memberships and other positions which you may hold with the Company, RBI and all of their subsidiaries and affiliates, as applicable, effective as of the Separation Date. You agree to execute and return to the Company, within two (2) business days following your execution of this Agreement, a letter separately naming all entities with which you hold board, committee and other positions and confirming your resignation.

7.
COOPERATION. You agree to cooperate with the Company, and the Company’s agents and counsel, in connection with any legal matters, including but not limited to any litigation, arbitration, potential litigation or arbitration, investigation, inquiry, or other proceeding, including any regulatory or law enforcement investigation, inquiry, or proceeding. This cooperation obligation includes providing truthful information and/or testimony, and meeting with the Company’s agents or counsel at times and places that the Company may reasonably request. You agree that you are not entitled to any compensation or payment for any time spent to fulfill the cooperation obligations, other than reimbursement for reasonable travel costs.

8.
ENTIRE AGREEMENT, MODIFICATIONS AND TERMINATION OF EMPLOYMENT AGREEMENT. This Agreement sets forth the entire agreement between the parties regarding the subject matter of this Agreement and supersedes any and all prior representations, agreements, or understandings between the parties regarding the subject matter of this Agreement. This Agreement may not be modified or amended except by a written agreement signed by both parties. This Agreement may be executed in counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one and the same instrument. For the avoidance of doubt, any and all offer letters and employment agreements between the Company or any of its affiliates and you are terminated as of the Separation Date, and the payments and benefits described in this Agreement are inclusive of any and all benefits to which you may be entitled under any such agreement(s).

9.	REMEDIES AND TERMINATION OF SEVERANCE.

(a)
Breach of this Agreement. In the event that you breach any of the terms of this Agreement, including but not limited to the restrictive covenants set out in Section 6 of this Agreement, such breach shall be a complete failure of consideration in favour of the Company and, accordingly, you will be liable, in addition to any other remedy the Company may have, to repay to the Company any and all amounts previously paid to you hereunder, except for any minimum statutory amounts to which you may be entitled. Furthermore, all payments contemplated hereunder but not yet made to you as of the time of such breach are subject to offset by the Company to compensate the Company for damage or loss suffered in the event that you breach any of the terms of this Agreement. Such remedies shall be in addition to any other remedies available to the Company at law or in equity as a result of your breach of this Agreement, including the Company’s right to obtain a temporary restraining order, preliminary injunction, or other injunctive relief. The prevailing party in any action required to invoke this Agreement as a defense or enforce this Agreement will be entitled to the payment of legal fees and costs by the non-prevailing party. Any claim or counterclaim by the Company to enforce this Agreement shall not be deemed retaliatory.

(b)
After-Acquired Cause. If the Company determines in good faith that your employment could have been terminated “for cause” (as defined below), you understand and agree that the Company has the right to withhold payment of, and in such instance you will forfeit, any unpaid portion of the Separation Benefits, and you shall be deemed to have been terminated for cause. You further agree that any portion(s) of the Separation Benefits paid to you to that point constitutes adequate and sufficient consideration for the promises you make in this Agreement and that you will be subject to further legal action for damages and equitable relief. For purposes of this Agreement, the term “for cause” shall be defined to include (i) a material violation by you of any of the Company’s policies or any offer letters or employment agreements between the Company and you, as amended; (ii) your willful misconduct or negligence that has caused or is reasonably expected to result in demonstrable injury to the business, reputation or prospects of the Company or any of its affiliates; (iii) your fraud or misappropriation of funds; (iv) the commission by you of an offence under any applicable criminal code or other serious crime involving moral turpitude; or (v) such other acts or omissions that constitute just cause under applicable law.

10.
GOVERNING LAW. This Agreement shall be governed by the laws of the State of Florida. Any court action commenced to enforce or interpret this Agreement must be brought in the federal courts in Miami, Florida, and you acknowledge that you are subject to the jurisdiction of those courts. If any provision of this Agreement is found to be invalid or unenforceable, such invalidity or unenforceability shall not affect any of the other terms and conditions contained in this Agreement. This Agreement may not be changed unless the changes are in writing and signed by you and a proper representative of the Company.

11.
ASSIGNMENT. This Agreement may be assigned by the Company with or without your consent and is binding upon, and shall inure to the benefit of the parties and their respective heirs, executors, administrators, successors and assigns.

12.	ACKNOWLEDGMENTS. You acknowledge that you:

(a)	had at least 21 days to consider this Agreement before signing it;

(b)	have been advised by Company to consult with an attorney of your choosing regarding the terms of this Agreement and whether to enter into this Agreement;

(c)	have carefully read and fully understand this Agreement’s terms and conditions;

(d)	have entered into this Agreement voluntarily and have not been forced or pressured in any way to sign it;

(e)
KNOWINGLY AND VOLUNTARILY RELEASE the Releasees from any and all claims you may have, known or unknown, in exchange for the benefits you have obtained as of the date you sign this Agreement, and that these benefits are in addition to any benefit you would have otherwise received if you did not sign this Agreement;

(f)
have, through the General Release in this Agreement, WAIVED ALL RIGHTS AND CLAIMS you may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §621 et seq.), as amended by the Older Workers’ Benefit Protection Act; and

(g)
understand that for a period of seven days following the execution of this Agreement by you, you may revoke your acceptance of this Agreement. Notice of revocation of acceptance must be personally delivered or sent next day overnight delivery to the attention of Restaurant Brands International US Services, LLC, Attn: Jill M. Granat, at 5707 Blue Lagoon Drive, Miami, Florida 33126 and must state, “I hereby revoke my acceptance of my Agreement.” If the last day of the revocation period is a Saturday, Sunday or legal holiday recognized by the State of Florida, then such revocation period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday.

The severance package described herein is available for acceptance by you until 11:59pm on the date that is 21 days from your receipt of this Agreement. If you choose to accept, please sign below and return one signed copy of this Agreement to the undersigned. If your signed Agreement is not received within this timeframe, you will receive only those minimum payments and benefits to which you are entitled under applicable law.

Please contact the undersigned at 305-378-3342 or jgranat@rbi.com regarding any inquiries or assistance you require.

Sincerely,
The TDL Group Corp.

/s/ Jill Granat

Jill Granat
Secretary

I, Alexandre Macedo, acknowledge that (i) I had sufficient time to consider this Agreement before signing it; (ii) I had an opportunity to review and obtain independent legal advice with respect to the details of this Agreement; (iii) I am executing this Agreement voluntarily and without having been forced or pressured in any way to sign it; and (iv) I am releasing the Releasees from any and all claims I may have, known or unknown, in exchange for the benefits described in this Agreement, and these benefits are in addition to any benefit I would have otherwise received if I did not sign this Agreement.

IN WITNESS WHEREOF I have executed this Agreement on this 27th day of December, 2019, in the presence of the witness whose signature is subscribed below.

SIGNED, SEALED AND DELIVERED
in the presence of                )
)
)
)         /s/ Alexandre Macedo
WITNESS SIGNATURE                    Alexandre Macedo

SCHEDULE 1

Summary of Equity Awards*

					Pro-rata Vesting, assuming termination without cause on 3/13/2020

Award Type	Grant Date	Vest Date	Grant Price	# Granted	Vested %	Forfeit %
2014 Bonus Swap Addt'l - Options	06-Mar-2015	31-Dec-2019	$42.26	16,564	100%	0%
2014 Bonus Swap Base - Options	06-Mar-2015	31-Dec-2019	$42.26	16,564	100%	0%
2015 Discretionary Grant - Options	06-Mar-2015	06-Mar-2020	$42.26	100,000	100%	0%
2016 Discretionary Grant - Options	26-Feb-2016	26-Feb-2021	$33.67	100,000	80%	20%
				233,128

Share Units (RSU)	26-Feb-2016	31-Dec-2020	$33.67	15,289	80%	20%
Share Units (RSU)	26-Feb-2016	31-Dec-2020	$33.67	15,290	80%	20%
Share Units (RSU)	24-Feb-2017	31-Dec-2021	$55.55	5,878	60%	40%
Share Units (RSU)	24-Feb-2017	31-Dec-2021	$55.55	5,878	60%	40%
Share Units (RSU)	23-Feb-2018	31-Dec-2022	$58.44	4,511	40%	60%
Share Units (RSU)	23-Feb-2018	31-Dec-2022	$58.44	4,512	40%	60%
Share Units (RSU)	22-Feb-2019	31-Dec-2023	$64.75	6,313	0%	100%
Share Units (RSU)	22-Feb-2019	31-Dec-2023	$64.75	6,314	0%	100%

*For Bonus Swap and Share Units (RSU), the “Vest Date” set forth above also represents the “unrestricted date”, meaning the date the options or RSUs, as applicable, will no longer be subject to forfeiture upon the sale of the underlying shares to which the options/RSUs are “fed”; vesting is subject to the underlying shares being held through the applicable Vest Date, as more particularly described in the Award Agreements.

NOTE: All amounts expressed in US Dollars. This document was created for informational purposes only. Please refer to your equity award agreements, as they may have been amended, for the terms and conditions of your equity awards.